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                                                                   EXHIBIT 10(h)




                            ILLINOIS TOOL WORKS INC.

                     OUTSIDE DIRECTORS' DEFERRED FEE PLAN


        The Plan set forth herein shall be known as the "Outside Directors' Deferred Fee Plan." Illinois Tool Works Inc. is hereinafter referred to as "ITW."

        1. ELIGIBILITY. Each member of ITW's Board of Directors who (a) is or becomes entitled to receive directors' and attendance fees (both for attendance at meetings of the Board of Directors and of its committees) from ITW, and (b) is not an employee of ITW, shall be eligible to participate in the Plan and shall be known for the purposes of this Plan as an "eligible director."

        2. PURPOSE. The purpose of the Plan is to enable ITW to attract and retain as members of its Board of Directors persons who are not employees of ITW, but whose experience and judgment are a valuable asset to ITW.

        3. ELECTION. Each eligible director may elect to defer payment to him as hereinafter provided of part or all of the directors' and attendance fees earned while he is a director of ITW. This election may be exercised only by the eligible director and shall be accomplished by his filing a written notice of election with the Secretary of ITW not later than the exercise date. For directors holding office as such in December 1980, the initial exercise date is December 26, 1980. Thereafter, the exercise date is five (5) days prior to the date on which the director's term of office commences. Such election shall be effective and irrevocable with respect to directors' and attendance fees earned by such director between December 31, 1980 and the




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next annual stockholders meeting or during his term of office next following the date of the notice of election filed by such director. The election may also be made effective (by so specifying in the notice of election) with respect to any subsequent term or terms of office of such director; provided, however, that the election with respect to any subsequent term or terms of office may be changed or revoked by filing a new notice of election not later than five (5) business days prior to the date on which such subsequent term of office commences. For purposes of this Plan, the term of office of an eligible director shall commence on the date of his election or reelection and end at the next following annual meeting of ITW's stockholders.

        4. DEFERRED FEES. All deferred directors' and attendance fees shall be credited to a deferred fees account maintained on the books at ITW for the electing director at the time such fees would otherwise have been payable to such director. Such deferred fees account shall bear interest from the date amounts are credited thereto to the date of payment at the rate equivalent to the rate on the most recently issued 90 day Treasury Bills at the beginning of each calendar quarter.

        5. PAYMENT OF DEFERRED FEES. Any cash balance in an electing directors' deferred fee account shall be paid to such director after he ceases to be a director either promptly in a lump sum or in such installments and over such a period of time as the Compensation Committee of the Board of Directors may determine.

        6. EFFECT OF DEATH. If an eligible director, who has made an election under this Plan, dies before payment




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in full to him of the balance, if any, in such director's deferred fee account, such director's election shall remain in effect and such balance shall be paid to the person or persons specified as provided in paragraph 7 hereof. Such balance shall be paid after such director's death either in a lump sum or in such installments and over such a period of time as the Compensation Committee of the Board of Directors may determine.

        7. BENEFICIARY. Each director or former director entitled to payment of deferred fees may name any person (named contingently or successively) to whom the cash balance in such director's deferred fee account shall be paid, in the event of such director's death. Each designation will revoke all prior designations by such director or former director, shall be in writing and in form prescribed by the Compensation Committee of the Board of Directors and will be effective only when filed during his lifetime by the director or former director with the Secretary of ITW. If the director or former director shall have failed to name a beneficiary as herein provided, or if the named beneficiary dies before receiving payment of the entitled cash balance in such director's deferred fee account, the Compensation Committee of the Board of Directors may in its discretion make payment directly to the spouse or any one or more or all of the next of kin of the director or former director or to the legal representative of the estate of the director or former director.

        8. MISCELLANEOUS. (a) Establishment of this Plan and coverage thereunder of any person shall not be construed to confer any right on the part of such person to be nominated for reelection to the Board of Directors of ITW or to be





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reelected to such Board of Directors.  (b) Payment of deferred fees hereunder will be made only to the person entitled thereto in accordance with the terms of this Plan. Deferred fees are not in any way subject to the debts or other obligations of the persons entitled thereto and may not be voluntarily or involuntarily sold, transferred to assigned. When a person entitled to payment under the Plan is under legal disability or in opinion of the Compensation Committee of the Board of Directors is in any way incapacitated so as to be unable to manage his own affairs, the Compensation Committee of the Board of Directors may direct that payment be made to such person's legal representative, or to such person's spouse, a relative or friend of such person for his benefit. Any payment made in accordance with the preceding sentence shall be in complete discharge of ITW's obligation to make payment under the Plan.

        9. AMENDMENT OR TERMINATION. This Plan may be amended or terminated at any time by the Board of Directors of ITW.

        10. EFFECTIVE DATE. This Plan shall become effective on the date of its adoption by the Board of Directors of ITW.





ADOPTED BY BOARD OF DIRECTORS
ON DECEMBER 12, 1980.





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